Investor Contact:
Vitacost.com
Kathleen Reed
Director of Investor Relations
561.982.4180

ICR, Inc.
John Mills
Senior Managing Director
310.954.1105

Vitacost.com, Inc. Announces Executive Management Change

Engages Executive Recruiting Firm to Conduct CEO and Independent Directors Search

BOCA RATON, Fla., August 16, 2010 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer and direct marketer of health and wellness products, announced that the Company and Ira P. Kerker have mutually agreed to the separation of his employment as Vitacost’s Chief Executive Officer, effective immediately.  Mr. Kerker also resigned as a director of Vitacost, effective immediately.  The Board of Directors has named Jeffrey J. Horowitz as the Company’s interim Chief Executive Officer.

As previously announced, Mr. Horowitz was appointed to Vitacost’s Board on August 3, 2010 and agreed to provide consulting services to the company.  He has since been actively engaged in the Company’s strategic review of operations.  Mr. Horowitz founded Vitamin Shoppe, Inc. in 1977 and oversaw the retail expansion from one store in 1977 to over 200 stores in 11 states.  In addition, Mr. Horowitz greatly expanded Vitamin Shoppe’s online presence beginning in 1998 with the launch of VitaminShoppe.com.

Additionally, Vitacost’s Board of Directors has engaged internationally recognized executive recruitment firm Spencer Stuart to conduct a search for a permanent Chief Executive Officer.  Spencer Stuart has also been engaged to work with the Nominating/Corporate Governance Committee and the newly created Executive Search Committee of the Board to identify and interview independent director candidates to further increase the diversity and independence of the Board.   Vitacost.com currently contemplates adding up to four new independent directors and expanding the size of the Board from seven to nine directors.  As previously announced on July 23, 2010, the Board of Directors voted to delay the 2010 Annual Meeting of Stockholders.  Upon completion of the independent director search and nominating process, the Company will announce a new date for the meeting.

Separately, the Board of Directors has terminated its previously announced engagement with Oppenheimer & Co. Inc. to identify and evaluate strategic and financial alternatives to enhance stockholder value.

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs. Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.